Exhibit 99.1

Press Release July 23, 2018
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Record Second Quarter 2018 Financial Results

FORT WAYNE, INDIANA, July 23, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2018 financial results.  The company reported second quarter 2018 net sales of $3.1 billion and net income of $362 million, or $1.53 per diluted share.  Comparatively, prior year second quarter net income was $154 million, or $0.63 per diluted share, with net sales of $2.4 billion.  Sequential first quarter 2018 net income was $228 million, or $0.96 per diluted share, with net sales of $2.6 billion.

“The team performed exceptionally well during the quarter,” said Mark D. Millett, President and Chief Executive Officer.  “Our second quarter 2018 income from operations increased 55 percent sequentially to a record $502 million, and adjusted EBITDA increased to a record $590 million.  During the second quarter, we saw improved demand and product pricing across the entire steel platform, resulting in record quarterly steel shipments and significant margin expansion. While we saw improvement from each of our steel divisions, the increase in earnings was principally driven by our flat roll operations, as continued strong demand supported meaningful volume and margin expansion.  Domestic steel demand remained strong from the automotive, construction, and energy sectors, while general industrial demand continued to grow.

“The metals recycling platform also performed well, with strong shipments and continued steady operating costs; although, higher unprocessed scrap procurement costs offset some of these benefits,” continued Millett.  “As we suggested on the first quarter earnings call, our fabrication platform earnings were negatively impacted in the second quarter, as a result of higher average steel input costs, as steel prices continued to increase throughout the quarter.  However, fabrication demand is strong, and our customer base continues to be optimistic concerning project development throughout the second half of the year.

“I also want to again welcome the Heartland team and customers into our SDI family,” said Millett. “We successfully completed the acquisition of the Heartland steel finishing assets located in Terre Haute, Indiana on June 29, 2018.  We are excited about the opportunities that Heartland, together with our Midwest flat roll operations, provides us. The acquisition levers our core strengths and further increases our value-added product and market diversification.”

Second Quarter 2018 Comments

Second quarter 2018 operating income for the company’s steel operations increased 59 percent sequentially to a record $537 million, based on an eight percent increase in shipments and metal spread expansion, as average steel product pricing increased more than consumed raw material scrap costs.  The second quarter 2018 average product selling price for the company’s steel operations increased $110 to $932 per ton.  The average ferrous scrap cost per ton melted increased $27 to $348 per ton.

Second quarter 2018 operating income attributable to the company’s flat roll steel operations increased 67 percent sequentially, driven by metal spread expansion related to continued strong underlying demand, higher selling values and a five percent increase in shipments. Operating income from the company’s long product steel operations increased 36 percent, as a result of improved shipments and metal spread expansion, primarily from the company’s Structural and Rail Division.  The company’s steel production utilization rate was 99 percent in the second quarter 2018, compared to 94 percent in the sequential first quarter and 91 percent in the second quarter of 2017.

Second quarter 2018 operating income from the company’s metals recycling operations was $26 million, compared to $28 million in the sequential first quarter.  Higher procurement costs offset a seven percent increase in recycled ferrous shipments, resulting from strong domestic steel mill demand.

The company’s fabrication operations recorded second quarter 2018 operating income of $14 million, compared to sequential first quarter results of $20 million, as improved average selling values and higher shipments were more than offset by higher steel input costs.

Year-to-Date June 30, 2018 Comparison

For the six months ended June 30, 2018, net income was $590 million, or $2.49 per diluted share, on net sales of $5.7 billion, as compared to net income of $355 million, or $1.46 per diluted share, on net sales of $4.8 billion for the same period in 2017.  First half 2018 net sales increased across all operating platforms, with the 20 percent improvement driven by higher average steel product pricing and record steel shipments.  First half 2018 operating income increased 38 percent to $825 million, based on improved earnings from the company’s steel operations. The average year-to-date selling price for the company’s steel operations increased $118 to $879 per ton.  The average year-to-date ferrous scrap cost per ton melted increased $51 to $334 per ton.

During the first half of 2018, the company generated strong cash flow from operations of $504 million and maintained liquidity of $2.0 billion at June 30, 2018.  On June 29, 2018, the company used available cash of $396 million to fund the acquisition of Heartland.  The company also repurchased $118 million of its common stock during the first half of 2018.

Outlook

“We remain confident that macroeconomic and market conditions are in place to benefit domestic steel consumption,” said Millett.  “Based on strong domestic steel demand fundamentals and customer optimism, we believe steel consumption will continue to be strong for the remainder of the year.  Domestic steel inventory levels also remain reasonably balanced.  In combination with our expansion initiatives, we believe there are firm drivers for our continued growth.  We are excited about Heartland and our recently announced expansion plans at the Columbus Flat Roll Division.  These actions represent a few steps in the continuation of our growth initiatives, to further increase value-added products and market diversification.

“As it relates to Heartland, we believe this acquisition will result in numerous future earnings benefits both to Heartland’s current operations and to our broader Midwest flat roll operations.  In combination, Heartland brings a tremendous amount of operating flexibility and optionality ultimately providing recurring synergies.  We are integrating Heartland into our Midwest flat roll operations, and plan to focus our value-added, lighter gauge flat roll production at Heartland, which while increasing profitability will likely result in less than nameplate cold mill volume at Heartland.  We currently plan to increase production during the second half of 2018 to approximately 40,000 tons per month, with the expectation to reach an annual run-rate of between 800,000 tons and 900,000 tons of cold roll, pickled and oiled, and galvanized flat roll steel by mid-year 2019.  Based on our current purchase price allocation estimates, we currently expect third quarter 2018 earnings contribution from Heartland to be reduced by approximately $12 million to $15 million (pre-tax), due to fair value accounting adjustments.  On a through-cycle basis, we believe the increased benefit of the Heartland acquisition will ultimately improve our through-cycle EBITDA between $50 million and $60 million per year.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth, and remain focused on delivering shareholder value through organic and transactional growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2018 operating and financial results on Tuesday, July 24, 2018, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on July 29, 2018.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on

Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2018	2017	2018	2017	March 31, 2018

Net sales	$3,090,525	$2,390,720	$5,694,400	$4,758,936	$2,603,875
Costs of goods sold	2,438,443	1,998,202	4,578,902	3,894,264	2,140,459
Gross profit	652,082	392,518	1,115,498	864,672	463,416

Selling, general and administrative expenses	101,031	98,433	207,462	201,366	106,431
Profit sharing	42,335	21,308	68,997	48,539	26,662
Amortization of intangible assets	6,829	7,424	13,755	14,848	6,926
Operating income	501,887	265,353	825,284	599,919	323,397

Interest expense, net of capitalized interest	31,512	33,869	63,408	67,842	31,896
Other expense (income), net	(5,035)	(3,835)	(9,498)	(7,494)	(4,463)
Income before income taxes	475,410	235,319	771,374	539,571	295,964

Income tax expense	112,838	82,372	183,327	187,958	70,489
Net income	362,572	152,947	588,047	351,613	225,475
Net (income) loss attributable to noncontrolling interests	(123)	986	1,953	3,137	2,076
Net income attributable to Steel Dynamics, Inc.	$362,449	$153,933	$590,000	$354,750	$227,551

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$1.54	$0.64	$2.50	$1.47	$0.96

Weighted average common shares outstanding	235,617	241,343	236,120	242,143	236,623

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$1.53	$0.63	$2.49	$1.46	$0.96

Weighted average common shares and share equivalents outstanding	236,945	243,021	237,334	243,784	237,723

Dividends declared per share	$0.1875	$0.1550	$0.3750	$0.3100	$0.1875

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and equivalents	$720,445	$1,028,649
Short term investments	90,000	—
Accounts receivable, net	1,180,183	868,837
Inventories	1,787,109	1,519,347
Other current assets	39,927	91,509
Total current assets	3,817,664	3,508,342

Property, plant and equipment, net	2,909,033	2,675,904

Intangible assets, net	243,154	256,909

Goodwill	508,275	386,893

Other assets	26,395	27,684
Total assets	$7,504,521	$6,855,732
Liabilities and Equity
Current liabilities
Accounts payable	$675,801	$489,448
Income taxes payable	38,273	3,696
Accrued expenses	326,246	346,580
Current maturities of long-term debt	18,266	28,795
Total current liabilities	1,058,586	868,519

Long-term debt	2,352,127	2,353,145

Deferred income taxes	375,719	305,949

Other liabilities	18,330	21,811
Total liabilities	3,804,762	3,549,424

Commitments and contingencies

Redeemable noncontrolling interests	111,240	111,240

Equity
Common stock	644	644
Treasury stock, at cost	(779,088)	(665,297)
Additional paid-in capital	1,149,367	1,141,534
Retained earnings	3,376,163	2,874,693
Accumulated other comprehensive loss	(105)	—
Total Steel Dynamics, Inc. equity	3,746,981	3,351,574
Noncontrolling interests	(158,462)	(156,506)
Total equity	3,588,519	3,195,068
Total liabilities and equity	$7,504,521	$6,855,732

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating activities:
Net income	$362,572	$152,947	$588,047	$351,613

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,120	73,801	155,255	148,858
Equity-based compensation	8,041	6,380	20,882	17,683
Deferred income taxes	11,993	6,849	21,538	14,565
Other adjustments	(145)	(43)	(115)	(147)
Changes in certain assets and liabilities:
Accounts receivable	(163,465)	(3,746)	(282,283)	(157,110)
Inventories	(90,312)	(57,622)	(171,023)	(144,441)
Other assets	(630)	5,420	(735)	7,514
Accounts payable	48,919	(45,445)	115,251	88,364
Income taxes receivable/payable	22,579	(77,587)	86,541	18,732
Accrued expenses	47,361	20,056	(29,390)	(24,191)
Net cash provided by operating activities	326,033	81,010	503,968	321,440

Investing activities:
Purchases of property, plant and equipment	(55,203)	(43,274)	(105,809)	(84,951)
Purchases of short term investments	(50,000)	—	(90,000)	—
Acquisition of businesses, net of cash acquired	(396,409)	—	(396,409)	—
Other investing activities	657	2,387	886	29,305
Net cash used in investing activities	(500,955)	(40,887)	(591,332)	(55,646)

Financing activities:
Issuance of current and long-term debt	124,571	51,233	217,629	51,233
Repayment of current and long-term debt	(118,089)	(34,997)	(231,123)	(36,426)
Dividends paid	(44,268)	(37,527)	(81,065)	(71,657)
Purchase of treasury stock	(49,145)	(76,813)	(118,414)	(138,069)
Other financing activities	(3,144)	—	(8,324)	(3,532)
Net cash used in financing activities	(90,075)	(98,104)	(221,297)	(198,451)

Increase (decrease) in cash, cash equivalents, and restricted cash	(264,997)	(57,981)	(308,661)	67,343
Cash, cash equivalents, and restricted cash at beginning of period	991,421	973,429	1,035,085	848,105
Cash, cash equivalents, and restricted cash at end of period	$726,424	$915,448	$726,424	$915,448

Supplemental disclosure information:
Cash paid for interest	$53,226	$53,976	$61,855	$66,625
Cash paid (received) for income taxes, net	$79,995	$152,116	$78,950	$153,670

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2018	2017	2018	2017	1Q 2018
External Net Sales
Steel	$2,325,426	$1,758,242	$4,247,216	$3,479,575	$1,921,790
Fabrication	217,439	197,866	418,931	391,962	201,492
Metals Recycling	424,704	343,529	812,826	707,365	388,122
Other	122,956	91,083	215,427	180,034	92,471
Consolidated	$3,090,525	$2,390,720	$5,694,400	$4,758,936	$2,603,875

Operating Income
Steel	$537,192	$273,818	$875,549	$626,241	$338,357
Fabrication	14,185	20,188	34,017	43,955	19,832
Metals Recycling	25,728	19,988	53,533	41,329	27,805
Operations	577,105	313,994	963,099	711,525	385,994

Non-cash Amortization of Intangible Assets	(6,829)	(7,424)	(13,755)	(14,848)	(6,926)
Profit Sharing Expense	(42,335)	(21,308)	(68,997)	(48,539)	(26,662)
Non-segment Operations	(26,054)	(19,909)	(55,063)	(48,219)	(29,009)
Consolidated Operating Income	$501,887	$265,353	$825,284	$599,919	$323,397

Adjusted EBITDA
Earnings Before Taxes	$475,410	$235,319	$771,374	$539,571	$295,964
Net Interest Expense	25,928	31,629	53,410	63,962	27,482
Depreciation	70,871	65,014	138,694	131,283	67,823
Amortization of Intangible Assets	6,829	7,424	13,755	14,848	6,926
Non-controlling Interest	(124)	985	1,953	3,137	2,077
EBITDA	578,914	340,371	979,186	752,801	400,272
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	2,836	724	(7,120)	87	(9,956)
Inventory Valuation	265	2,359	465	2,521	200
Equity-based Compensation	8,375	6,975	17,955	16,049	9,580
Adjusted EBITDA	$590,390	$350,429	$990,486	771,458	$400,096

Other Operating Information
Steel
Average External Sales Price (Per ton)	$932	$779	$879	$761	$822
Average Ferrous Cost (Per ton melted)	$348	$303	$334	$283	$321

Flat Roll Shipments	1,823,801	1,737,404	3,567,377	3,473,358	1,743,576
Long Product Shipments
Structural and Rail Division	441,019	311,421	809,802	661,976	368,783
Engineered Bar Products Division	250,092	180,787	465,242	372,927	215,150
Roanoke Bar Division	140,143	116,231	263,546	242,100	123,403
Steel of West Virginia	78,881	76,054	162,613	153,283	83,732
Total Shipments (Tons)	2,733,936	2,421,897	5,268,580	4,903,644	2,534,644

External Shipments (Tons)	2,480,223	2,246,569	4,807,738	4,551,649	2,327,515

Steel Production (Tons)	2,768,512	2,476,159	5,369,712	5,020,241	2,601,200

Metals Recycling
Total Nonferrous Shipments (000’s of pounds)	304,034	270,444	575,662	554,047	271,628
Total Ferrous Shipments (Gross tons)	1,347,016	1,222,777	2,603,915	2,561,376	1,256,899
External Ferrous Shipments (Gross tons)	466,125	466,506	903,115	951,920	436,990

Fabrication
Average External Sales Price (Per ton)	$1,380	$1,311	$1,363	$1,301	$1,345
Total Shipments (Tons)	157,902	151,052	307,828	301,454	149,926